UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                               Pope & Talbot, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
          ------------------------------------------------------------

                         (Title of Class of Securities)

                                    732827100
          ------------------------------------------------------------

                                 (CUSIP Number)

                                December 28, 2001
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 Pages

CUSIP No. 732827100                   13G
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Emily T. Andrews
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*
                                                                          a. |_|
                                                                          b. |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               867,115 shares.
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             80,000 shares.
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        867,115 shares.
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        80,000 shares.
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      947,115 shares.
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      5.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 4 Pages

Item 1.

      (a)   Name of Issuer:

            Pope & Talbot, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            1500 S.W. First Avenue
            Portland, OR 97201

Item 2.

      (a)   Name of Person(s) Filing:

            Emily T. Andrews

      (b)   Address of Principal Business Office or, if none, Residence:

            600 Montgomery Street, 35th Floor
            San Francisco, CA 94111

      (c)   Citizenship:

            U.S.A.

      (d)   Title of Class of Securities:

            Common Stock

      (e)   CUSIP Number:

            732827100

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

            N.A.

Item 4. Ownership

       (a)  Amount beneficially owned: 947,115 shares

       (b)  Percent of class: 5.5%

            (i)   Sole power to vote or to direct the vote: 867,115
            (ii)  Shared power to vote or direct the vote: 80,000
            (iii) Sole power to dispose of or to direct the disposition of:
                  867,115
            (iv)  Shared power to dispose of or to direct the disposition of
                  80,000

Item 5. Ownership of Five Percent or Less of a Class

            N.A.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            N.A.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            N.A.

Item 8. Identification and Classification of Members of the Group

            N.A.

Item 9. Notice of Dissolution of Group

            N.A.


                                Page 3 of 4 pages

Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 1, 2002


                                           /s/ Emily T. Andrews
                                           ------------------------------------
                                               Emily T. Andrews

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                     CRIMINAL VIOLATIONS (SEE 18 U.S.C. 100


                                Page 4 of 4 pages